KPMG LLP Suite 800 1225 17th Street Denver, CO 80202-5598

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 26, 2025, with respect to the consolidated financial statements of Energy Fuels, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Denver, Colorado
April 22, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.